Exhibit 99.J1

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

GE Private Asset Management Funds, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated November 19, 2004, on the statement of assets and liabilities, including the schedule of investments, of GE Contra Fund (“Fund”) of GE Private Asset Management Funds, Inc. as of September 30, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

November 24, 2004